Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 21, 2019

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Re:  Cigna Corporation Registration Statement on Form S-4 filed on June 21, 2019

Ladies and Gentlemen:

We have acted as special counsel to Cigna Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on the date hereof, of the proposed offer by the Company and certain subsidiaries of the Company who will act as guarantors (the “Registrant Guarantors”) to exchange (the “Exchange Offer”) (i) an aggregate principal amount of up to $1,000,000,000 of the Company’s outstanding Senior Floating Rate Notes due 2020 (the “Old 18-Month Floating Rate Notes”) for an equal principal amount of the Company’s registered Senior Floating Rate Notes due 2020 (the “18-Month Floating Rate Exchange Notes”), (ii) an aggregate principal amount of up to $1,750,000,000 of the Company’s outstanding 3.200% Senior Notes due 2020 (the “Old 2-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 3.200% Senior Notes due 2020 (the “2-Year Fixed Rate Exchange Notes”), (iii) an aggregate principal amount of up to $1,000,000,000 of the Company’s outstanding Senior Floating Rate Notes due 2021 (the “Old 3-Year Floating Rate Notes”) for an equal principal amount of the Company’s registered Senior Floating Rate Notes due 2021 (the “3-Year Floating Rate Exchange Notes”), (iv) an aggregate principal amount of up to $1,250,000,000 of the Company’s outstanding 3.400% Senior Notes due 2021 (the “Old 3-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 3.400% Senior Notes due 2021 (the “3-Year Fixed Rate Exchange Notes”), (v) an aggregate principal amount of up to $700,000,000 of the Company’s outstanding Senior Floating Rate Notes due 2023 (the “Old 5-Year Floating Rate Notes”) for an equal principal amount of the Company’s registered Senior Floating Rate Notes due 2023 (the “5-Year Floating Rate Exchange Notes”), (vi) an aggregate principal amount of up to $3,100,000,000 of the Company’s outstanding 3.750% Senior Notes due 2023 (the “Old 5-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 3.750% Senior Notes due 2023 (the “5-Year Fixed Rate Exchange Notes”), (vii) an aggregate principal amount of up to $2,200,000,000 of the Company’s outstanding 4.125% Senior Notes due 2025 (the “Old 7-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 4.125% Senior Notes due 2025 (the “7-Year Fixed Rate Exchange Notes”), (viii) an aggregate principal amount of up to $3,800,000,000 of the Company’s outstanding 4.375% Senior Notes due 2028 (the “Old 10-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 4.375% Senior Notes due 2028 (the “10-Year Fixed Rate Exchange Notes”), (ix) an aggregate principal amount of up to $2,200,000,000 of the Company’s outstanding 4.800% Senior Notes due 2038 (the “Old 20-Year Fixed Rate Notes”) for an equal principal amount of the Company’s registered 4.800% Senior Notes due 2038 (the “20-Year Fixed Rate Exchange Notes”), and (x) an aggregate principal amount of up to $3,000,000,000 of the Company’s outstanding 4.900% Senior Notes due 2048 (the “Old 30-Year Fixed Rate Notes” and, together with the Old 18-Month Floating Rate Notes, Old 2-Year Fixed Rate Notes, Old 3-Year Floating Rate Notes, Old 3-Year Fixed Rate Notes, Old 5-Year Floating Rate Notes, Old 5-Year Fixed Rate Notes, Old 7-Year Fixed Rate Notes, Old 10-Year Fixed Rate Notes and Old 20-Year Fixed Rate Notes, the “Old Notes”) for an equal principal amount of the Company’s registered 4.900% Senior Notes due 2048 (the “30-Year Fixed Rate Exchange Notes” and, together with the 18-Month Floating Rate Exchange Notes, 2-Year Fixed Rate Exchange Notes, 3-Year Floating Rate Exchange Notes, 3-Year Fixed Rate Exchange Notes, 5-Year Floating Rate Exchange Notes, 5-Year Fixed Rate Exchange Notes, 7-Year Fixed Rate Exchange Notes, 10-Year Fixed Rate Exchange Notes and 20-Year Fixed Rate Exchange Notes, the “Exchange Notes” and, together with the Old Notes, the “Notes”), and the related guarantees thereof (the “Old Guarantees”) for guarantees (the “Exchange Guarantees”) of the Registrant Guarantors pursuant to the Indenture referred to below, in each case the sale of which will be registered under the Act.

The Company is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Old Notes by and among the Company, the Registrant Guarantors and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers referenced therein, dated as of September 17, 2018 (the “Registration Rights Agreement”).  The Old Notes and the Old Guarantees have been, and the Exchange Notes and the Exchange Guarantees will be, issued pursuant to an Indenture, dated as of September 17, 2018 (as amended by the Supplemental Indenture dated as of September 17, 2018 and as further amended by the Second Supplemental Indenture dated as of December 20, 2018, the “Indenture”), by and among the Company, the Registrant Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter.  The Exchange Notes, the Exchange Guarantees and the Indenture are referred to herein as the “Transaction Documents.”  We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.  As to any facts material to this opinion letter that we did not independently establish or verify, we have, with your consent, relied upon oral and written representations of officers of the Company and of the Registrant Guarantors and the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents, of the Company and of the Registrant Guarantors.  We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto (other than the Company and the Registrant Guarantors), and we have assumed that each party thereto (other than the Company and the Registrant Guarantors, and in the case of parties which are not natural persons) has been duly organized and is validly existing and (where applicable) in good standing under its jurisdiction of organization, that each party thereto (other than the Company and the Registrant Guarantors) has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.  We have also assumed that the execution, delivery and performance by each of the Company and the Registrant Guarantors of the Transaction Documents to which it is a party do not, except with respect to Relevant Laws, violate any law, rule or regulation applicable to it; or result in any conflict with, or breach of, any agreement or document binding on it.  In addition, the enforceability of indemnification and contribution provisions may be subject to public policy considerations.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Registrant Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents and the federal securities laws of the United States of America (other than antifraud laws), in each case as in effect on the date hereof (the “Relevant Laws”).  Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Law” does not include any law, rule or regulation that is applicable to the Company, the Registrant Guarantors and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; or (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Based upon the foregoing, and subject to the qualifications set forth in this opinion letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the Registration Rights Agreement, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

(a)
the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)
the Exchange Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws.  Furthermore, the manner in which any particular issue relating to this opinion letter would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and the Indenture.  We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  This opinion letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz